Exhibit 99.1

Spark Therapeutics Reports 2015 Financial Results and Business Highlights
Following positive top-line results from pivotal Phase 3 trial of SPK-RPE65 for genetic blinding conditions, company significantly expands and advances gene therapy pipeline
Begins 2016 with a cash position over $300 million
PHILADELPHIA, March 9, 2016 - Spark Therapeutics (NASDAQ: ONCE) today announced financial results for the year ended December 31, 2015 and updated investors on its operational progress. The company highlighted advances made throughout 2015 in establishing its gene therapy platform and robust pipeline.
“This past year was one of significant growth, progress and accomplishment for Spark that has set the stage for us to dramatically expand and advance our pipeline and to submit our first Biologics Licensing Application (BLA)in 2016,” said Jeffrey D. Marrazzo, co-founder and chief executive officer of Spark. “The successful conclusion of our pivotal Phase 3 trial of our lead program, SPK-RPE65, has validated our best-in-class gene therapy platform. Having raised more than $290 million of gross proceeds in 2015 through our successful IPO in January and follow-on offering in December, we are in a strong position to exit 2016 with five clinical programs.”
Highlights include:

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Reported Positive Top-line Results from Pivotal Phase 3 Trial of SPK-RPE65 - As reported in October, the pivotal Phase 3 trial met its primary endpoint, the bilateral mobility test (MT) change score (p = .001), and the first two secondary endpoints: full-field light sensitivity threshold testing (FST) (p < .001) and first eye MT change score (p =.001). In the trial, SPK-RPE65 demonstrated a substantial restoration of functional vision, with approximately two-thirds of the subjects in the intervention group achieving the maximum improvement measurable on the mobility test, and with subjects in the intervention group improving approximately 100-fold in light sensitivity as measured by FST.

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SPK-RPE65 Continues to Demonstrate Long-lasting Benefit - At the Retina Society 48th Annual Scientific Meeting in Paris in November, principal investigator Dr. Stephen R. Russell presented three-year MT and FST follow-up data for a cohort of subjects from an earlier Phase 1 trial. This cohort of subjects (n = 8), that would have met the Phase 3 eligibility criteria and that received the same dose of SPK-RPE65 that was administered in the Phase 3 trial, is now out at least three years, with measurements ongoing.

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Preparing for BLA Submission in 2016 - Spark is preparing to submit a BLA with the U. S. Food and Drug Administration (FDA) in the second half of 2016. Spark is planning a rolling submission, with the non-clinical module submitted first, followed by the clinical module and then the CMC module. If approved, SPK-RPE65 would be the first gene therapy approved for a genetic disease in the U.S. As such, the company is actively pursuing pre-launch activities, including the launching of a genetic testing initiative in 2016. Further, Spark received positive written advice from the European Medicines Agency (EMA) in December, and anticipates filing a marketing authorization application (MAA) with EMA in early 2017.

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SPK-CHM Phase 1/2 Clinical Trial Dosing Complete - Spark initiated clinical testing of its second ophthalmic gene therapy product candidate, SPK-CHM for choroideremia, in early 2015 and recently completed enrollment of the second dose cohort in the dose-escalating trial. Early results from this trial are anticipated in the second half of 2016.

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Two Additional Preclinical IRD Programs Acquired - With the recent acquisition of former collaboration partner Genable Technologies Ltd. and the in-licensing of technology targeting Leber hereditary optic neuropathy (LHON), Spark added two additional IRD preclinical programs. Genable's

RhoNova is in preclinical development for the treatment of rhodopsin-linked autosomal dominant retinitis pigmentosa (RHO-adRP) and SPK-LHON is in preclinical development for Leber hereditary optic neuropathy (LHON). Both of these programs will leverage Spark’s technology and experience with SPK-RPE65 and SPK-CHM.

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SPK-FIX Program Milestone Earned - In 2015, Pfizer and Spark initiated human clinical testing of the lead SPK-FIX candidate in their hemophilia B collaboration in a dose-escalating Phase 1/2 clinical trial. In December 2015, Spark earned a $15 million milestone payment under the collaboration. Initial efficacy data from this trial are anticipated in mid-2016.

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SPK-FVIII Program for Hemophilia A Advancing to IND - At the American Society of Hematology (ASH) meeting in December, Spark reported that in preclinical models, the lead product candidate for hemophilia A demonstrated production of the highest levels of expression of unmodified human FVIII in the literature to date at doses that have been safely delivered to humans in hemophilia B gene therapy trials.

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First Program Targeting Neurodegenerative Diseases Named - In late 2015, Spark unveiled that its lead gene therapy program addressing neurodegenerative diseases is targeting TPP1 deficiency, a form of Batten disease also known as CLN2. In a naturally occurring, well-established preclinical model of TPP1 deficiency, administration of SPK-TPP1 to the ependymal cells of the brain ventricular system resulted in delayed onset of clinical symptoms and disease progression, protection from cognitive decline and extension of lifespan relative to untreated controls. IND-enabling studies were initiated in 2015.

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Expanded Human Capital and Strong Financial Position - During 2015 we continued to grow our team across all disciplines, with the number of employees having more than doubled to over 100. The balance sheet remains strong, with over $293 million in cash at December 31, 2015, which does not reflect the receipt of the $15 million milestone payment from Pfizer that was earned in December 2015 and received in January 2016.

Financial Results

Year Ended December 31, 2014 and 2015
In the year ended December 31, 2015, we recognized $22.1 million in revenue, of which $20.2 million was associated with our Pfizer agreement, and included a $15.0 million milestone payment that was achieved in December 2015. The other revenue we recognized was $1.0 million of a non-refundable payment after we concluded discussions on a potential agreement with a pharmaceutical company and $0.9 million in revenue associated with our Genable agreement. In the year ended December 31, 2014, we recognized $0.6 million of revenue primarily associated with our Pfizer agreement.
Our research and development expenses for the year ended December 31, 2015 were $46.0 million versus $16.4 million for the year ended December 31, 2014. The $29.6 million increase was due to a $24.3 million increase in internal research and development expenses, primarily due to significantly increased headcount, and an increase of $5.3 million in external research and development, primarily from an increase of $2.1 million in expenses related to clinical trials for SPK-RPE65, SPK-CHM and SPK-FIX as well as an increase of $3.2 million to support our advancing pipeline.
General and administrative expenses for the year ended December 31, 2015 were $23.4 million versus $7.9 million for the year ended December 31, 2014. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $15.5 million increase was primarily due to increased headcount, including stock-based compensation, and costs associated with operating as a public company.

Our net loss applicable to common stockholders for the year ended December 31, 2015 was $47.8 million, or ($2.10) basic and diluted net loss per common share, as compared with a net loss applicable to common stockholders of $25.0 million, or ($4.64) basic and diluted net loss per common share for the year ended December 31, 2014.
As of December 31, 2015, Spark had cash and cash equivalents of $293.5 million, with 27.1 million shares outstanding.
About Spark Therapeutics
Spark is a gene therapy leader seeking to transform the lives of patients suffering from debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating rare diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65 (voretigene neparvovec), which has received both breakthrough therapy and orphan product designation, recently reported positive top-line results from a pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark’s validated gene therapy platform is being applied to a range of clinical and preclinical programs addressing serious genetic diseases, including inherited retinal dystrophies, hematologic disorders and neurodegenerative diseases. Spark builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.
Cautionary Note on Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's lead product candidate, SPK-RPE65. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65-mediated IRDs other than Leber congenital amaurosis (LCA); (ii) the improvements in functional vision demonstrated by SPK-RPE65 in our clinical trials may not be sustained over extended periods of time; (iii) we could experience delays in submitting our regulatory filings, including our Biologics Licensing Application with FDA and, once submitted, such regulatory filings may not be approved; (iv) our product candidate, SPK-CHM, will not demonstrate sufficient clinical data to warrant continued development; (v) our collaboration with Pfizer will not be successful; and (vi) any one or more of our product candidates in preclinical or clinical development, including but not limited to SPK-FVIII, SPK-TPP1, RhoNova and SPK-LHON, will not successfully be developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in the press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Investor Relations
Spark Therapeutics, Inc.
Stephen W. Webster
Chief Financial Officer
(855) SPARKTX (1-855-772-7589)

Media
Ten Bridge Communications
Dan Quinn
(781) 475-7974
dan@tenbridgecommunications.com

Spark Therapeutics, Inc.
Balance Sheets
(unaudited)

	December 31, 2014	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$74,566,963	$293,530,590
Other receivables	244,393	16,944,568
Prepaid expenses and other current assets	2,551,912	1,132,626
Total current assets	77,363,268	311,607,784
Property and equipment, net	12,674,372	16,999,445
Other assets	408,211	1,165,285
Total assets	$90,445,851	$329,772,514
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,676,697	$9,687,594
Accrued expenses	3,163,154	6,529,263
Current portion of deferred rent	—	715,959
Current portion of deferred revenue	10,014,377	5,182,835
Total current liabilities	15,854,228	22,115,651
Long-term deferred rent	8,618,489	8,084,509
Long-term deferred revenue	10,767,414	9,034,559
Total liabilities	35,240,131	39,234,719
Stockholders’ equity:
Series A convertible preferred stock, $0.001 par value. Authorized, issued and outstanding, 5,000,000 shares at December 31, 2014; no shares authorized, issued or outstanding as of December 31, 2015	10,000,000	—
Series B convertible preferred stock, $0.001 par value. Authorized, issued and outstanding, 45,186,334 shares at December 31, 2014; no shares authorized, issued or outstanding, at December 31, 2015	72,437,203	—
Common stock, $0.001 par value. Authorized, 150,000,000 shares; issued and outstanding, 6,290,317 shares at December 31, 2014; 27,082,493 shares issued and 27,073,287 outstanding at December 31, 2015	6,290	27,083
Additional paid-in capital	54,364,833	419,791,732
Treasury stock, at cost 9,206 shares at December 31, 2015	—	(552,636)
Accumulated deficit	(81,602,606)	(128,728,384)
Total stockholders’ equity	55,205,720	290,537,795
Total liabilities and stockholders’ equity	$90,445,851	$329,772,514

Spark Therapeutics, Inc.
Statements of Operations
(unaudited)

	Period from March 13, 2013 (inception) to December 31,	For the Year Ended December 31,
	2014	2014	2015
Revenues	$—	$633,932	$22,063,674
Operating expenses:
Research and development	4,897,152	16,351,005	46,029,314
Acquired in-process research and development	50,000,000	750,000	—
General and administrative	2,380,645	7,863,256	23,352,171
Total operating expenses	57,277,797	24,964,261	69,381,485
Loss from operations	(57,277,797)	(24,330,329)	(47,317,811)
Interest income	—	5,520	192,033
Net loss	(57,277,797)	(24,324,809)	(47,125,778)
Preferred stock dividends	—	(707,342)	(634,794)
Net loss applicable to common stockholders	$(57,277,797)	$(25,032,151)	$(47,760,572)
Basic and diluted net loss per common share	$(8.44)	$(4.64)	$(2.10)
Weighted average basic and diluted common shares outstanding	6,788,396	5,397,599	22,710,105

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